Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM
We have issued our reports i) dated April 2, 2015 with respect to the combined financial statements of IHP I Owner JV, LLC (a Delaware limited liability company) and Affiliates and ii) dated April 2, 2015 with respect to the combined financial statements as of December 31, 2014 and the period from June 9, 2014 to December 31, 2014 of INK Acquisition, LLC (a Delaware limited liability company) and Affiliates, which are included in the Annual Report of Chatham Lodging Trust on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Chatham Lodging Trust on Forms S-3 (Nos. 333-193389 and 333-193390) and Form S-8 (No. 333-166258).

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
April 2, 2015